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                                                                    EXHIBIT 10.2




                          ADDITIONAL SERVICES AGREEMENT

         This Additional Services Agreement is entered into as of this 1st day of January, 2000 by and between Biogen, Inc., through its offices located at 701 Green Valley Road, Suite 308, Greensboro, NC 27408 ("Biogen"), and Nova Factor, Inc., with principal offices located at 1620 Century Center Parkway, Suite 109, Memphis, TN 38134 ("Nova Factor").

         WHEREAS, Biogen has appointed Nova Factor as a preferred distributor of Biogen's AVONEX(R) (Interferon beta - 1a) under the terms of a Distribution and Services Agreement between the parties dated as of January 1, 2000 (the "Distribution Agreement");

         WHEREAS, under the Distribution Agreement, Nova Factor has agreed to provide reimbursement assistance and other customer services to end-users of AVONEX(R) and to provide data reporting and other services to Biogen;

         WHEREAS, Biogen desires Nova Factor to perform certain additional services for Biogen in connection with Biogen's customer services efforts related to AVONEX(R) and Nova Factor is willing to provide such additional services on the terms and conditions set forth in this Agreement;

         NOW THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement, the parties hereby agree as follows:


1.       DEFINITIONS.


1.1 "Access Program" shall mean the financial assistance program available to certain end-users of Product funded by Biogen and administered for Biogen by a third party administrator designated by Biogen.

1.2      "Adverse Event" shall have the meaning set forth in 21 CFR 600.80.

1.3 "Affiliates" shall mean, with respect to a given party, any corporation, firm, partnership or other entity which directly or indirectly controls or is controlled by or is under common control with such party. For purposes of this Section 1.3, "control" shall mean direct or indirect ownership of greater than fifty percent (50%) of the equity having the power to vote on or direct the affairs of the entity.

1.4 "Alliance Kit" shall mean a plastic ziplock bag containing five syringes, five MicroPins(R) and five needles intended for use with Product.




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1.5      "Alliance Program" shall mean a program established by Biogen to provide educational information and materials to persons using Product.

1.6 "Alliance Program Participant" shall mean an end-user of Product who has enrolled in the Alliance Program.

1.7      "Emergency Component Shipment" shall have the meaning set forth in
         Section 2.2(d).

1.8      "FDA" shall mean the United States Food and Drug Administration.

1.9 "Hotline Customer" shall mean an end-user who is referred to Nova Factor via the Reimbursement Hotline.

1.10     "Incentive Plan" shall have the meaning set forth in Section 10.2.

1.11 "IND" shall mean an Investigational New Drug application filed with the FDA.

1.12 "Investigator" shall mean a physician who, with the consent of Biogen, has filed and will be conducting research under an investigator-sponsored IND for investigational use of Product.

1.13 "Outcome Call" shall have the meaning set forth in Section 8.1 of this Agreement.

1.14     "Program Fee" shall have the meaning set forth in Section 3.4.

1.15     "Program Participant" shall have the meaning set forth in Section 3.2.

1.16     *

1.17     *

1.18 "Reimbursement Hotline" shall mean telephone access to reimbursement specialists at Nova Factor who are trained to answer or find answers to reimbursement questions and problems related to Product which such access is available through a telephone line at Nova Factor dedicated to calls transferred from Biogen, all as more fully described in
         Section 7.

1.19     *

1.20 "Replacement Components" shall mean diluent, syringes, MicroPins(R) and needles intended for use with Product.

1.21 "Services" shall mean the services to be provided by Nova Factor under this Agreement.


1.22 "Service Fee Schedule" shall mean the schedule of service fees attached to this Agreement as Schedule A.

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1.23     "Service Report" shall have the meaning set forth in Section 10.2.

1.24 "SOPs" shall mean the written standard operating procedures, specifications and instructions approved by both parties, as the same may be amended from time to time by the parties.

1.25 "Specifications" shall mean the specifications for Replacement Components provided to Nova Factor by Biogen, as updated by Biogen from time to time.

1.26 "Training Provider" shall mean Interim Healthcare, Inc. or such other company as Biogen shall engage to provide Product administration training services, and as to whose appointment Biogen shall notify Nova Factor in writing at least 14 days in advance of the engagement.

1.27 "Triaged Customer" shall mean an end-user (other than a Hotline Customer) who is referred to Nova Factor under the * or referred to Nova Factor by a Biogen customer support specialist, as contemplated under Distribution Agreement, but who decides not to use Nova Factor's home delivery services for delivery of Product.

1.28 "Hours" In calculating time periods in hours or days throughout this Agreement, except for purposes of Schedule C, weekends and holidays shall be excluded from the calculation.


2.       REPLACEMENT AND RETURN SERVICES.

2.1      Replacement Product.

         (a) Obligation. From time to time users of Product and physicians who prescribe Product will require replacement Product. Nova Factor agrees to act as a supplier of replacement Product for Biogen. Upon receipt of each authorization from a Biogen customer support specialist to send replacement Product to an end-user of Product or to a physician who has purchased Product, Nova Factor shall supply replacement Product from its inventory to the end-user at the end-user's home, other residence, office or similar location, as designated by the end-user, or to the physician at the physician's office, whether or not such person is a customer of Nova Factor.

         (b) Authorization. Authorization from Biogen's customer support specialist for Nova Factor to supply replacement Product shall be in the form of the transfer of the telephone call from the end-user or physician on Biogen's customer support line to Nova Factor followed by same-day written confirmation from the Biogen customer support specialist that replacement Product may be sent, such written confirmation to specify the quantity of replacement Product to be sent and to be in a form mutually agreeable to the parties.

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         (c) Shipment. Nova Factor shall supply replacement Product in one or more single dose packs or in the full package of four dose packs, as authorized by Biogen's customer support specialist. In no event shall Nova Factor open or alter the packaging of single dose packs of Product. Nova Factor shall package Product for shipment in insulated shipping units in accordance with the applicable SOP. Nova Factor shall ship replacement Product via Federal Express standard overnight delivery service or another mutually agreed to overnight carrier for delivery within twenty-four (24) hours of receipt of authorization from Biogen and notification to the patient, provided that Nova Factor has received a copy of the applicable prescription form. Nova Factor shall use reasonable efforts to obtain the prescription form for an end-user, as necessary, and to notify the end-user about the planned shipment in each case within twenty-four (24) hours of receipt of authorization from Biogen to ship replacement Product to such end-user. Nova Factor shall notify the appropriate Biogen customer support specialist in the event Nova Factor has not received the prescription form for an end-user within forty-eight (48) hours of receipt of authorization from Biogen.

2.2      Replacement Components.

         (a) Obligation. In addition to the Product replacement services specified under Section 2.1, Nova Factor shall, under the terms of this Agreement, act as a supplier of Replacement Components to end-users of Product (whether or not the end-users are Nova Factor customers) who have requested Replacement Components and whose requests have been approved by a Biogen customer support specialist.

         (b) Authorization. Approval from a Biogen customer support specialist for Nova Factor to supply Replacement Components shall be in the form of the transfer of the telephone call from the end-user on Biogen's customer support line to Nova Factor followed by same-day written confirmation from the Biogen customer support specialist. Upon receipt of a request from an end-user for Replacement Components, Nova Factor shall, using a qualified Nova Factor pharmacist, determine whether the supply of Replacement Components under the circumstances set forth by the end-user is appropriate and allowable, without a prescription, under applicable law.

         (c) Supply. If Nova Factor determines that the supply of Replacement Components is appropriate and allowable, without a prescription, under applicable law, Nova Factor shall supply the approved quantity and type of Replacement Components from a consignment inventory of Replacement Components provided by Biogen or from such other supply as Biogen shall approve and that is provided at Biogen's cost. Nova Factor shall send Replacement Components to an end-user at the end-user's home, other residence, office or similar location, as designated by the end-user. In the event Nova Factor determines that a prescription is required for the supply of Replacement Components to an end-user, Nova Factor shall use reasonable efforts to obtain the prescription from the end-user's physician within twenty-four (24) hours of the request. If Nova Factor, having used reasonable efforts, is unable to obtain a prescription from the



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         end-user's physician within five (5) business days of receipt of the request for Replacement Components or if Nova Factor otherwise determines that the supply of Replacement Components to an end-user is not appropriate, Nova Factor shall notify a Biogen customer support specialist.

         (d) Shipment. Nova Factor shall ship Replacement Components to end-users via first-class mail unless the end-user requires an emergency supply in which case Nova Factor shall ship the Replacement Components via Federal Express standard overnight delivery service or another mutually agreed to overnight carrier (an "Emergency Component Shipment"). Nova Factor shall ship Replacement Components within twenty-four (24) hours of receipt of the request, unless Nova Factor determines that a prescription is required in which case Nova Factor shall ship Replacement Components within twenty-four (24) hours of receipt of the applicable prescription. Nova Factor shall package Replacement Components in accordance with industry standards, and shall include in the package a Nova Factor pharmacy label. If Replacement Components are not received by the intended recipient, Nova Factor shall use reasonable efforts to track and retrieve the missing shipment.

         (e) Quality Assurance. Unless Biogen otherwise approves, Nova Factor shall, in fulfilling its supply obligation under this Section 2, use only Replacement Components from the inventory that has been provided by Biogen or from an inventory otherwise approved by Biogen. Nova Factor shall handle and store all Replacement Components in accordance with applicable SOPs. Nova Factor shall ensure for each shipment of Replacement Components to an end-user that a registered pharmacist or pharmacy technician acting under the direct supervision of a registered pharmacist has verified that the Replacement Components being shipped are the Replacement Components that were requested and authorized.

2.3 Other Suppliers. Biogen reserves the right to appoint other suppliers of replacement Product and Replacement Components.

2.4 Cooperation. At Biogen's request, Nova Factor shall cooperate with Biogen in investigating the need for replacement Product and Replacement Components.


3.       ACCESS PROGRAM SUPPLY SERVICES.

3.1 Service. In addition to the other services to be provided by Nova Factor under this Agreement, Nova Factor shall act as a supplier of Product to participants in Biogen's Access Program.

3.2 Enrollment and Contact. Biogen shall have sole responsibility for enrolling participants in the Access Program. Upon enrollment by Biogen of a participant in the Access Program (each a "Program Participant"), one of Biogen's customer support specialists or a representative of Biogen's Access Program administrator shall notify Nova Factor in



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         writing of the name, address and telephone number of the Program
         Participant and the amount of his or her spend-down, if any. Nova Factor shall obtain a copy of the applicable prescription form for the Program Participant. Within twenty-four (24) hours of receipt of notice under the preceding sentence, Nova Factor shall contact the Program Participant to obtain an order for Product. If the Program Participant has a spend-down component as part of the Access Program, the Program Participant may purchase the spend-down portion from Nova Factor or from another source. If the spend-down portion is purchased from Nova Factor, Nova Factor shall report on a monthly basis and either remit or credit against fees owed to it by Biogen the proceeds from the sale to Biogen. If the Program Participant purchases the spend-down portion from another source, Nova Factor shall obtain proof of purchase for the spend-down portion prior to shipping Product to the Program Participant under this Agreement.

3.3 Supply. Nova Factor shall supply Product to Program Participants from Nova Factor's inventory and shall deliver Product to the office of the Program Participant's physician within forty-eight (48) hours of receipt of each order. If the Program Participant requests delivery of Product to a location other than his or her physician's office, or if the physician refuses to accept delivery of the Product, Nova Factor shall notify Biogen, and Biogen will work with the Program Participant to determine an alternate shipping destination. Upon determination of an alternate shipping location, Biogen shall notify Nova Factor in writing of the address to which Product is to be shipped for the Program Participant, and Nova Factor shall then ship the Product in accordance with this Section. * Nova Factor shall package Product for shipment in insulated shipping units in accordance with the applicable SOP. Nova Factor shall ship Product to Program Participants via Federal Express standard overnight delivery services or another mutually agreed to overnight courier.

3.4 Participant Shipment Fees. As a condition to participation in the Access Program, Program Participants will agree to pay a shipment fee of * for each shipment of Product (other than the spend-down portion) after the initial shipment (the "Program Fee"). Nova Factor shall bill each Program Participant for the Program Fee, and shall send a follow-up reminder letter following the third shipment of Product if the Program Participant has not paid the Program Fee. Nova Factor shall apply the Program Fees collected for any month against the amount of the Access Program shipment fees owed by Biogen for such month under the Service Fee Schedule. Nova Factor shall not bill Program Participants for Product other than for the spend-down portion and for the amount of the Program Fees. Except to the extent expressly set forth in this paragraph, Nova Factor shall not be responsible for collecting Program Fees from Program Participants.

3.5 Follow-up; Change in Status. Nova Factor shall, to the extent consistent with applicable federal and state pharmacy laws, contact each Program Participant approximately one week before the Program Participant's supply of Product, assuming proper administration, will be depleted to determine if the person needs a new supply of Product. During each follow-up telephone call to a Program Participant under this Section 3.5, Nova Factor shall confirm that the Program Participant's insurance status or financial condition has not changed. If the Program Participant's insurance status or financial condition has changed, Nova Factor shall immediately notify Biogen or Biogen's third party Access Program

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         administrator. Nova Factor shall have no obligation to verify information received from a Program Participant as to insurance status. Nova Factor shall not ship Product to a Program Participant under this Section after Nova Factor receives written notice from Biogen or Biogen's third party Access Program administrator that the Program Participant is no longer eligible to participate in the Access Program.

3.6 Progress Checks. To the extent allowable under applicable law, Nova Factor's customer service representatives shall call each new Program Participant one to three weeks after such person has received an initial shipment of Product under this Section to check on the person's progress. In checking on a Program Participant's progress, Nova Factor shall use a script and checklist mutually agreeable to the parties. At Biogen's request, Nova Factor shall, during its telephone conversations with Program Participants, conduct additional clinical efficacy and customer satisfaction surveys provided by Biogen and report the resulting information to Biogen in a manner consistent with any applicable confidentiality restrictions. The parties shall negotiate, in advance, the fee for each additional survey initiated by Biogen.

4.       ALLIANCE PROGRAM.

4.1 Supply of Alliance Kits. As further additional services under this Agreement, Nova Factor shall supply one Alliance Kit to each Alliance Program Participant identified by Biogen. Nova Factor shall use its best efforts not to send more than one Alliance Kit to each Alliance Program Participant, and shall notify a Biogen customer support specialist promptly in the event an Alliance Program Participant submits more than one voucher. Nova Factor shall not ship Alliance Kits to any Alliance Program Participant in any state in which a prescription for any of the Replacement Components contained in the Alliance Kits is required without having first obtained the necessary prescription. In the event Nova Factor determines that a prescription is required to supply an Alliance Kit to an Alliance Program Participant, Nova Factor shall use reasonable efforts to obtain a prescription from the end-user's physician within twenty-four (24) hours of receipt of identification by Biogen. If Nova Factor, having used reasonable efforts, is unable to obtain a prescription from an end-user's physician within five (5) business days of receipt of identification by Biogen, Nova Factor shall notify a Biogen customer support specialist.

4.2 Delivery. Nova Factor shall ship Alliance Kits within two (2) business days of receipt of identification by Biogen, unless Nova Factor determines that a prescription is required in which case Nova Factor shall ship Alliance Kits within two (2) business days of receipt of the applicable prescription. Nova Factor shall send Alliance Kits via first class mail, unless otherwise agreed by the parties. Nova Factor shall package Alliance Kits in accordance with industry standards, and shall include on the Alliance Kit a Nova Factor pharmacy label.



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4.3      Components.

         (a) Source. Unless Biogen otherwise specifies, Nova Factor shall use Replacement Components in the Alliance Kits from the inventory supplied by Biogen.

         (b) Quality Assurance. For each shipment of an Alliance Kit to an end-user, Nova Factor shall ensure that a registered pharmacist or a pharmacy technician acting under the direct supervision of a registered pharmacist has verified that the Replacement Components contained in the Alliance Kit are as specified in this Agreement.


5.       SUPPLY OF PRODUCT FOR PHYSICIAN INVESTIGATIVE USE.

5.1 Service. As further additional services under this Agreement, Nova Factor shall, upon receipt of written authorization from Biogen, supply Product from Nova Factor's inventory to Investigators. Nova Factor shall package Product for shipment in insulated shipping units in accordance with the applicable SOP. Nova Factor shall ship Product to the location specified by the Investigator via Federal Express standard overnight delivery service or another mutually agreed to overnight courier for delivery within twenty-four (24) hours of receipt of the applicable authorization from Biogen. If the Investigator requests delivery of the Product to an end-user's home, Nova Factor shall obtain the necessary prescription from the physician. Product shall be supplied to Investigators under this Section at no cost to the Investigator.

5.2 Quantities. For the initial shipment of Product to an Investigator under this Section, Nova Factor shall deliver one package of Product (a one month's supply). For the next shipment to the Investigator, Nova Factor shall deliver two (2) packages of Product (a two (2) months' supply). For the final order of Product to an Investigator under a Biogen authorization, Nova Factor shall deliver three (3) packages of Product (a three (3) months' supply). Nova Factor shall not deliver more than a total of six (6) packages (a six months' supply) of Product to any Investigator without further authorization from Biogen. Notwithstanding anything herein to the contrary, in no event shall Nova Factor ship Product to any Investigator in a quantity more than the Investigator ordered or otherwise specified or in a quantity more than Biogen authorized or otherwise approved.


6.       *

7.       REIMBURSEMENT HOTLINE.

7.1 Hotline Services. As additional services under this Agreement, Nova Factor shall operate a Reimbursement Hotline through which end-users, physicians, nurses, pharmacies,

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         payors, providers and others referred to Nova Factor by Biogen's customer support specialists will be able to obtain assistance in answering reimbursement-related questions and resolving reimbursement-related issues and problems. Nova Factor shall make the Reimbursement Hotline accessible as one of the connection options available through the Nova Factor telephone line dedicated to calls transferred from Biogen's customer support specialists. Services to be provided by Nova Factor as part of the Reimbursement Hotline shall include, but shall not be limited to, using reasonable efforts * If an end-user or other person referred to Nova Factor on the Reimbursement Hotline has any questions related to Medicare coverage for Product, Nova Factor shall, unless otherwise specified by Biogen, transfer the person to the third party service provider designated by Biogen to provide further assistance on Medicare issues.

7.2 Delivery Options. In presenting the delivery options available to an end-user referred to Nova Factor via the Reimbursement Hotline, Nova Factor shall follow a script which accurately describes all potential methods of delivery available to the end-user and which is in a form mutually agreeable to Nova Factor and Biogen. If the end-user decides not to use Nova Factor's home delivery services for delivery of Product, Nova Factor shall use reasonable efforts to obtain the name, telephone number and fax number of the desired dispensing pharmacy, and shall provide to the dispensing pharmacy, by telephone or fax, all of the information in Nova Factor's possession regarding the end-user.

7.3 Staffing. Nova Factor shall use qualified and properly trained reimbursement specialists to answer calls on the Reimbursement Hotline. The number of reimbursement specialists made available by Nova Factor to answer calls on the Reimbursement Hotline shall be determined by the volume of calls, and shall be that number which is sufficient to ensure a high level of customer service and satisfaction. The parties acknowledge that a "high level of customer service and satisfaction" for purposes of the preceding sentence shall mean the answering of eight-five percent (85%) of telephone calls within thirty (30) seconds. If Biogen believes that the number of reimbursement specialists made available by Nova Factor to answer calls on the Reimbursement Hotline is not sufficient to ensure a high level of customer service and satisfaction, Biogen shall notify Nova Factor and the parties shall meet to determine what mutually agreeable corrective actions Nova Factor shall take.

7.4 Direct Delivery Customers. Nothing in this Agreement or in the operation of the Reimbursement Hotline shall be deemed to limit in any way the obligation of Nova Factor to provide reimbursement-related services under the terms of Section 5 of the Distribution Agreement to those end-users who order Product from Nova Factor. Services provided by Nova Factor to end-users under Section 5 of the Distribution Agreement will not be considered Reimbursement Hotline services for purposes of Section 7 of this Agreement.

7.5 Customer Satisfaction Survey. At Biogen's request from time to time, Nova Factor shall, at no additional cost to Biogen, send customer satisfaction surveys to Hotline Customers in a form mutually agreed upon by the parties. The completed surveys shall be sent to Biogen.

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7.6      Reliance on Payor Information. Nova Factor shall have no liability for relying upon information provided by third party payors concerning coverage in the event that such information shall subsequently prove to be incorrect, and Nova Factor may include a disclaimer to that effect in any communication with end-users or others regarding coverage by third party payors.

7.7 Information to Biogen. At Biogen's request, Nova Factor shall provide to Biogen information regarding reimbursement policies for Product generated by Nova Factor in the course of providing Services under this Agreement.


8.       *


9.       DATA AND REPORTS.

9.1 Data. Nova Factor shall maintain the information specified in Schedule B related to the Services in a Biogen-specific database (the "Database") (which may be the same database maintained under the Distribution Agreement).

9.2 Reports. Nova Factor shall generate and furnish to Biogen at the end of each month reports from the Database as specified in Schedule B which such reports shall include a service report, specifying the type and quantity of Services performed in a format mutually agreeable to the parties (the "Service Report"). At Biogen's request, Nova Factor will deliver the reports specified under this Section electronically through a reasonably secure internet connection in a format mutually approved by the parties.

9.3 Other Information. Nova Factor shall furnish to Biogen such additional information related to Services as Biogen may from time to time reasonably request to the extent generating such information will not result in a material increase in the costs incurred by Nova Factor in performing Services under this Agreement.

9.4 Audits. During the term of this Agreement and for a period of three (3) years after termination or expiration of this Agreement, Nova Factor shall maintain true and accurate records of the Services provided by Nova Factor under this Agreement in sufficient detail to enable Biogen to verify the amounts payable to Nova Factor under this Agreement. Nova Factor shall permit Biogen, during the term of this Agreement and for a period of three (3) years after termination or expiration of this Agreement, to examine periodically, but not more than once per year, during regular business hours, the books, ledgers, and records of Nova Factor for any year for the purpose of and to the extent necessary to verify the information provided by Nova Factor under this Agreement. The cost of such

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         examination shall be borne by Biogen unless it shall be established by
         Biogen that, as a result of an error in information provided by Nova Factor, there was a miscalculation in the Service Fees or incentive payments for any quarter resulting in an over payment by Biogen of more than $10,000; provided that in no event shall audit costs borne by Nova Factor exceed $10,000 per audit.


10.      PAYMENT.

10.1 Service Fees. In consideration of the Services rendered by Nova Factor to Biogen under this Agreement, Biogen shall pay Nova Factor in accordance with the Service Fee Schedule attached to this Agreement as Schedule A.

10.2     *

10.3 Invoices. Nova Factor shall invoice Biogen at the end of each month for amounts due hereunder with respect to Services shown on the Service Report for such month and for any incentives earned under the Incentive Plan. The invoice shall be accompanied by data necessary to support the amount of incentive payments being sought by Nova Factor under the Incentive Plan. All amounts due hereunder shall be payable by check to Nova Factor in United States funds. Payment by Biogen shall be due within thirty (30) days from the date of the invoice.

10.4 Product Credit. Within thirty (30) days of receipt of the Service Report for any month, Biogen shall issue to Nova Factor a credit memo in an amount equal to the quantity of Product shipped during the month from Nova Factor's inventory under the terms of Sections 2.1, 3.1 and
         5.1 of this Agreement multiplied by the then current purchase price for Product *. Nova Factor may apply credits given under this Section against purchases of Product under the Distribution Agreement. Credits may not be assigned or transferred by Nova Factor to a third party, and no cash payments shall be made on account of any credit, except where Nova Factor has credit due on the termination of the Distribution Agreement. Nova Factor shall not unilaterally apply any credit against or make any deductions from payment due to Biogen under the Distribution Agreement without prior written notice to and approval of Biogen. Credits shall be applied under the Distribution Agreement on a first-in, first-out basis.

10.5 Other Costs and Expenses. Except as otherwise set forth herein, Nova Factor shall be responsible for all costs and expenses associated with fulfilling its obligations and performing Services under this Agreement. In no event shall Nova Factor charge an end-user, insurance provider or any other third party for any Services provided under this Agreement.




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10.6     Payment Due; Late Fee. Biogen shall pay interest on a per diem basis on any amounts past due at an annualized rate of one and one-half percent (1 1/2%) over the prime rate then in effect at Fleet Bank, Boston, Massachusetts.


11.      TERM; TERMINATION.

11.1 Term. This Agreement shall become effective as of the date hereof and, unless earlier terminated in accordance with this Section, shall continue in effect for an initial term of three (3) years from the effective date. The parties may extend this Agreement by mutual written agreement.

11.2 Termination of Portion of Services. Biogen may terminate any portion of the Services at any time * written notice to Nova Factor without terminating the entire Agreement.

11.3 Voluntary Termination. Either party may terminate this Agreement for any reason, at any time, upon ninety (90) days' prior written notice to the other party.

11.4 Termination for Breach. Either party may terminate this Agreement (i) for a material breach by the other party upon thirty (30) days' prior written notice unless the breaching party cures the breach within such thirty (30) day period or (ii) in the event of any proceedings, voluntary or involuntary, in bankruptcy or insolvency, by or against the other party, or the appointment with or without the other parties' consent of a receiver for such party.

11.5 Transition. Upon receipt or delivery of a termination notice by Nova Factor with respect to all or any part of the Services or ninety (90) days prior to expiration of this Agreement at the end of the term, as applicable, the parties shall begin transition of the Services (or any part thereof being terminated) to a party to be designated by Biogen. After receipt of the termination notice with respect to all or any part of the Services, and during the period thereafter ending six (6) months after termination, Nova Factor shall use reasonable efforts to cooperate with Biogen in ensuring the smooth transition of the Services (or any part thereof being terminated), provided that after termination of this Agreement, Biogen shall upon receipt of Nova Factor's invoice reimburse Nova Factor for its reasonable expenses associated with such cooperation.

11.6 Transfer of Database and Files. Upon termination, Nova Factor shall transfer to Biogen a copy of the Database and files related to reimbursement policies applicable to Product, provided that if applicable patient confidentiality laws prohibit transfer of an end-user's name, Nova Factor shall transfer the Database using customer numbers, instead of names.




* - Confidential Treatment Requested

11.7 Return of Inventory. Within ten (10) days of termination of the Agreement, Nova Factor shall at Biogen's cost return to Biogen all Replacement Components and Alliance Kits then held in consignment inventory at Nova Factor.

11.8     Survival. Sections 11.5, 11.8, 12.12, 13.4, 14.1, 15, 16 and 20.7 shall survive termination or expiration of this Agreement.


12.      REPRESENTATIONS, WARRANTIES AND COVENANTS OF NOVA FACTOR.

12.1 Judgment under Pharmacy Laws. Nova Factor understands that Biogen's approval and transfer to Nova Factor of a request for Replacement Components or the submission of a voucher by an Alliance Program Participant shall not be deemed to replace, in whole or in part, the exercise by the Nova Factor pharmacist of his or her judgment under applicable pharmacy law as to whether the shipment of Replacement Components or Alliance Kits is permissible under applicable pharmacy laws.

12.2 Adverse Event Reporting. Nova Factor shall record and promptly report to Biogen any Adverse Events which come to the attention of Nova Factor in the performance of Services in accordance with the relevant SOP provided by Biogen.

12.3 Limitation on Promotional Activities. Nova Factor shall not engage in any promotional activities with respect to Product or the *, the Access Program or the Reimbursement Hotline, other than the distribution of literature approved by Biogen and other activities expressly authorized by Biogen. Nova Factor shall not use any promotional materials which refer to Product, the *, the Access Program or the Reimbursement Hotline unless such promotional materials have been approved in writing in advance by Biogen. Any promotional literature or verbal representations describing Nova Factor's role in the *, the Access Program or the Reimbursement Hotline shall be approved in advance in writing by Biogen.

12.4 Compliance with Law and Professional Standards. In performing its obligations under this Agreement, Nova Factor shall comply with all applicable laws and regulations, including but not limited to, federal and state pharmacy laws, laws relating to the disposal of pharmaceutical products and hazardous wastes, to the extent disposal of Product, Replacement Components and Alliance Kits is Nova Factor's responsibility under this Agreement, and all applicable professional and industry standards and good business practices.

12.5 Quality of Team. Nova Factor shall use a dedicated, well-trained, knowledgeable team of employees to handle Product and to perform the Services to be performed by Nova Factor under this Agreement. Subject to applicable laws, Biogen shall have the right to have an employee monitor from time to time Nova Factor's responses during telephone calls made

* - Confidential Treatment Requested
         in connection with Services. Nova Factor shall cooperate with Biogen to enable such monitoring activities. The end-user shall be notified at the beginning of a call to be monitored that monitoring for quality assurance purposes is to occur, each such notification to be in accordance with a script mutually agreeable to the parties.

12.6 Actions. Nova Factor shall not take any action which would materially adversely affect its standing or that of Biogen in the industry or with respect to Product customer base or which would undermine the image of Product.

12.7 Quality Reviews. Nova Factor shall periodically, but not less frequently than once per year, perform written quality reviews of Nova Factor's performance in fulfilling its obligations under this Agreement, and shall provide Biogen with copies of such reviews. Nova Factor shall administer a validation checklist to each employee performing Services upon completion of such employee's initial training and annually thereafter, and shall provide Biogen with copies of such checklists.

12.8 Licenses. Nova Factor represents that it now has and shall maintain in full force during the term of this Agreement all federal and state pharmacy, wholesaler and other licenses or approvals required by Nova Factor to fulfill its obligations under this Agreement, and except that Nova Factor shall not be required to maintain its licenses in any state which amends its laws and regulations to require an in-state pharmacy presence as a requirement for licensing if the new requirement would materially increase the costs incurred by Nova Factor in performing its obligations under this Agreement. Nova Factor shall provide Biogen with notice of any communications with pharmacy licensing boards which relate to potential problems with facilities, operations or procedures used by Nova Factor in performing Services, including notices of inquiries, investigations or inspections and resulting findings.

12.9 Use of Trademarks. Nova Factor shall not use the trademarks or tradenames of Biogen except to the extent contained in Product literature provided by Biogen and on Product labels or as otherwise approved by Biogen.

12.10 Authority. Nova Factor represents that it has the authority to enter into this Agreement and that its execution of this Agreement and its performance of its obligations hereunder will not conflict with and is not prohibited by any other agreement to which Nova Factor is a party.

12.11 Limitation on Liability. In no event shall Nova Factor be liable for loss of profit or any other incidental or consequential damages of Biogen.

12.12 End-User Lists. In no event shall Nova Factor use the lists of end-users generated in the course of Services except for purposes of performing Services for Biogen under this Agreement except as otherwise approved by Biogen. Nova Factor shall not make its end-user list or any portion thereof available to any third party.

13.      REPRESENTATIONS AND WARRANTIES OF BIOGEN

13.1 Compliance with Law. Biogen shall be responsible for testing Product and ensuring that Product complies, when shipped to Nova Factor, with all applicable laws, regulations, directives and requirements of the FDA, including without limitation, packaging and labeling requirements, product warning requirements, product design and safety requirements and advertising requirements.

13.2 Use of Trademarks. Biogen shall not use the trademark or tradenames of Nova Factor except to the extent necessary for activities contemplated under this Agreement.

13.3 Authority. Biogen represents that it has the authority to enter into this Agreement and that its execution of this Agreement and its performance of its obligations hereunder will not conflict with and is not prohibited by any other Agreement to which Biogen is a party.

13.4 Limitation on Liability. In no event shall Biogen be liable for loss of profit or any other incidental or consequential damages of Nova Factor.


14.      REGULATORY, INSPECTIONS, AUDITS

14.1 Information. Nova Factor shall provide to Biogen, at Biogen's request, any information reasonably required in connection with Biogen investigations relating to Services or any requests or investigations by or filings with governmental bodies, including the FDA or in support of Biogen's applications to the FDA. Nova Factor shall respond within two (2) business days to any reasonable requests for information by Biogen.

14.2 Audits, Inspections. Nova Factor shall from time to time submit to inquiries, audits and inspections by Biogen during normal business hours or at any other time during which the Services being audited are ongoing. Biogen shall give Nova Factor a least two (2) business days' prior notice of any audit or inspection and shall bear the costs of such audit or inspection.

15.      INDEMNIFICATION.

15.1 Biogen Indemnification of Nova Factor. Biogen shall at all times during the term of this Agreement and thereafter defend, indemnify and hold Nova Factor and its officers, directors, agents and employees harmless from and against any and all claims, suits, damages, liabilities, costs and expenses, including but not limited to court costs and reasonable attorneys' fees, incurred in connection with any third-party claim arising out of the use of any Product by an end-user, except to the extent caused by (i) the negligence or intentional misconduct of Nova Factor or any of its officers, directors, agents or employees or (ii) breach by Nova Factor of any of the terms of this Agreement or (iii) acts of Nova Factor or any of its officers, directors, agents or employees which are outside the scope of this Agreement.

15.2 Nova Factor Indemnification of Biogen. Nova Factor shall at all times during the term of this Agreement and thereafter defend, indemnify and hold Biogen and its officers, directors, agents and employees harmless from and against any and all claims, suits, damages, liabilities, costs and expenses, including but not limited to court costs and reasonable attorneys' fees, incurred in connection with any third-party claim arising out of (i) the negligence or intentional misconduct of Nova Factor or any of its officers, directors, agents or employees, (ii) breach by Nova Factor of any of the terms of this Agreement, or (iii) acts of Nova Factor or any of its officers, directors, agents or employees which are outside the scope of this Agreement.

15.3 Procedures. A party seeking indemnification under this Section shall give prompt notice of the claim to the other party and, provided that the indemnifying party is not contesting the indemnity obligation, shall permit the indemnifying party to control any litigation relating to such claim and disposition of any such claim, provided that the indemnifying party shall act reasonably and in good faith with respect to all matters relating to the settlement or disposition of any claim as the settlement or disposition relates to the parties being indemnified under this Section and the indemnifying party shall not settle or otherwise resolve any claim without prior notice to the indemnified party. The indemnified party shall cooperate with the indemnifying party in its defense of any claim for which indemnification is sought hereunder.


16.      CONFIDENTIALITY.

16.1 Nova Factor Obligation. Nova Factor agrees to treat any confidential or proprietary information obtained from Biogen and any confidential or proprietary information generated by Nova Factor in performing Services under this Agreement, including information regarding end-users, Biogen's pricing policies, information regarding reimbursement for the Product, information regarding the cost of providing services to Biogen and the information in the Database, and anything derived therefrom, (collectively, the "Biogen Information") as the confidential and exclusive property of Biogen, (except for the information in the Database which shall be joint property of Biogen and Nova Factor, subject to the limitations on Nova Factor's use of end-user lists as set forth in Section 12.12), and agrees not to disclose any of the Biogen Information to any third party without first obtaining the written consent of Biogen. Nova Factor agrees that it will use any Biogen Information only for purposes of performing its obligations hereunder and for no other purpose without the prior written consent of Biogen. Nova Factor further agrees to take all practicable steps to ensure that the Biogen Information will not be used by its directors, officers or employees, except on like terms of confidentiality as aforesaid, and will be kept confidential by them.

         The above provisions of confidentiality shall not apply to that part of the Biogen Information which Nova Factor is able to demonstrate by documentary evidence:

         (a)      was in Nova Factor's possession prior to receipt from Biogen;
                  or

         (b)      was in the public domain at the time of receipt from Biogen;
                  or

         (c) became part of the public domain through no fault of Nova Factor, its directors, officers or employees; or

         (d) was lawfully received by Nova Factor from some third party not disclosing the information on behalf of Biogen and having a right of further disclosure; or

         (e) is required by law to be disclosed, provided, however that Nova Factor gives Biogen sufficient advance written notice to permit Biogen to seek a protective order or other similar order with respect to such Information.

         Nova Factor agrees that, at Biogen's request, it shall return to Biogen all parts of the Biogen Information existing in documentary form, not including pharmacy records, and will, at Biogen's request, return or destroy any copies thereof made by Nova Factor, its directors, officers or employees except that Nova Factor shall retain a copy of the Database, subject to the ongoing obligation of confidentiality. Nova Factor shall not dispose of the information in the Database without first offering in writing, given at least sixty (60) days prior to such disposal, to deliver the information to Biogen.

16.2 Biogen Obligation. Biogen agrees to treat any confidential or proprietary information obtained from Nova Factor, (not including the Database, information regarding end-users, and information about insurers' reimbursement policies with respect to Product) and anything derived therefrom, (collectively, the "Nova Factor Information") as the confidential and exclusive property of Nova Factor, and Biogen agrees not to disclose any of the Nova Factor Information to any third party without first obtaining the written consent of Nova Factor, provided that Biogen may disclose Nova Factor Information to any third party providing reimbursement-related services to Biogen as long as the third party is obligated to Nova Factor to keep such information confidential. Biogen agrees that it will use any Nova Factor Information only for purposes of activities contemplated hereunder and for no other purpose without the prior written consent of Nova Factor. Biogen further agrees to take all practicable steps to ensure that the Nova Factor Information will not be used by its directors, officers or employees, except on like terms of confidentiality as aforesaid, and will be kept confidential by them.

         The above provisions of confidentiality shall not apply to that part of the Nova Factor Information which Biogen is able to demonstrate by documentary evidence:

         (a)      was in Biogen's possession prior to receipt from Nova Factor;
                  or

         (b)      was in the public domain at the time of receipt from Nova
                  Factor; or

         (c) became part of the public domain through no fault of Biogen, its directors, officers or employees; or

         (d) was lawfully received by Biogen from some third party not disclosing the information on behalf of Nova Factor and having a right of further disclosure; or

         (e) is required by law to be disclosed, provided, however that Biogen gives Nova Factor sufficient advance written notice to permit Nova Factor to seek a protective order or other similar order with respect to such Information.

         Biogen agrees that, at Nova Factor's request, it shall return to Nova Factor all parts of the Nova Factor Information existing in documentary form and will, at Nova Factor's request, return or destroy any copies thereof made by Biogen, its directors, officers or employees.

16.3 No Implied License. Nothing contained herein shall be deemed to grant to either party any rights or licenses under any patent applications or patents or to any know-how, technology, inventions or other intellectual property rights of the other party.

16.4     Publicity. Notwithstanding anything to the contrary contained in
         Section 12.3, Nova Factor shall be permitted to disclose to potential and existing customers of Nova Factor as well as to potential purchasers of stock or assets of Nova Factor or other potential sources of capital (i) that Nova Factor performs services and distributes Product under agreements with Biogen and (ii) the general nature of the relationship with Biogen. Nova Factor shall also be permitted to make such public statements regarding its relationship with Biogen as may be required by law, regulation or by obligations pursuant to any listing agreement with any securities exchange. Nova Factor shall not disclose the terms of this Agreement to any third party or, except as expressly set forth in this Section, make any public announcement of the existence of its relationship with Biogen without the prior written consent of Biogen except to its auditors and lawyers or as required by law.

16.5 Length of Obligation. The obligations of the parties under this Section 17 shall continue during the term of this Agreement and for a period ending five (5) years after termination or expiration of this Agreement.

17.      INSURANCE.

         Nova Factor agrees (i) to obtain and maintain, while this Agreement is in effect, commercial general liability insurance, including product liability insurance, with coverage limits of not less than $1,000,000 per occurrence and $3,000,000 in the aggregate, and (ii) not to cancel the insurance or reduce the coverage without giving at least thirty
         (30) days prior written notice to Biogen. Nova Factor shall cause Biogen to be a notice party on each insurance policy such that Biogen shall receive notice of any cancellation or change in the policy. At the request of Biogen, Nova Factor shall provide Biogen with a copy of a certificate of insurance to verify that insurance with the required coverage is in effect.


18.      TRAINING.

         Nova Factor shall be responsible for insuring that the personnel handling Product and Replacement Components, dealing with customers and payors and performing the Services contemplated under this Agreement are properly trained to perform their functions. Biogen and Nova Factor will use a jointly prepared training manual and orientation program for Nova Factor and Biogen personnel to familiarize the personnel with the Product, Services and the market.


19.      COMPETITIVE PRODUCTS

         As long as Nova Factor is providing Services under this Agreement, Nova Factor shall not perform services which are similar to the Services then being provided under this Agreement with respect to any products which compete with Product in the treatment of multiple sclerosis.


20.      MISCELLANEOUS

20.1 Binding; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, provided that neither party shall have the right to assign this Agreement or its rights and obligations hereunder without the prior written consent of the other party, which such consent shall not be unreasonably withheld, except that Biogen may assign this Agreement or its rights and obligations hereunder to its Affiliates or successors in business who assume and agree to be bound by the terms hereof provided the entity has demonstrated financial ability to carry out Biogen's obligations hereunder.

20.2 Entire Agreement; Amendments. This Agreement and the Distribution Agreement constitute the entire and only agreement between the parties relating to the subject matter hereof, and all prior negotiations, representations, agreements and understandings are superseded hereby. No agreements amending, altering or supplementing the terms hereof may be made except by means of a written document signed by the duly authorized representatives of both parties.

20.3 Notices. Any notice required by this Agreement shall be given by prepaid, first class, certified mail, return receipt requested, or by air courier, hand delivery or facsimile, to the parties at the following addresses:

                  If to Biogen:

                           Biogen, Inc.
                           14 Cambridge Center
                           Cambridge, MA 02142
                           Attention: Vice President - Sales and Marketing
                           Fax: (617) 679-2333
                           with a copy to Vice President-General Counsel
                           Fax: (617) 679-2617

                  If to Nova Factor, Inc:

                           Nova Factor, Inc.
                           1620 Century Center Parkway
                           Suite 109
                           Memphis, TN 38134
                           Attention: President
                           Fax: (901) 385-3666

                           with a copy to: General Counsel

                           Thomas W. Bell, Jr.

                           Accredo Health, Incorporated
                           1640 Century Center Parkway
                           Suite 101
                           Memphis, Tennessee  38134
                           Fax: (901) 385-3689

         Any notice sent under this Section shall be deemed delivered within five (5) days if sent by mail and within twenty-four (24) hours if sent by fax, courier or hand delivery.

20.4 Force Majeure. Neither party shall be liable for any failure or delay caused by fires, flood, earthquakes, peril of the sea, accidents, explosions, sabotage, strikes, or other labor disturbances (regardless of the reasonableness of the demands of labor), civil commotions, riots, invasions, wars, acts, restraints, requisitions, regulations, or directions of governmental authorities, shortages of labor, fuel, power, or raw material, inability to obtain equipment or supplies, inability to obtain or delays in transportation, acts of God, or any other cause beyond its reasonable control.

20.5 Headings. Headings included herein are for convenience only, and shall not be used to construe this Agreement.

20.6 Independent Parties. For the purposes of this Agreement, the parties shall be, and shall be deemed to be, independent contractors and not agents or employees of the other party. No party shall have authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other party, except as may be explicitly provided for herein or authorized in writing.

20.7 No Publicity. Except as required by law, neither party shall use the name of the other party or of any employee of the other party in connection with any publicity without the prior written approval of the other party.

20.8 Severability. If any provision of this Agreement shall be found by a court to be void, invalid or unenforceable, the same shall either be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of this Agreement, except if the principal intent of the Agreement is frustrated by such reformation or deletion in which case this Agreement shall terminate.

20.9 No Deemed Waiver. Failure of either party to enforce a right under this Agreement shall not act as a waiver of that right or the ability to later assert that right relative to the particular situation involved or to terminate this Agreement as a result of any subsequent default or breach.

20.10 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts.

20.11 Arbitration. Unless waived by the parties, any dispute, controversy or claim between the parties arising out of or relating to this Agreement either during or after the term hereof (including the question as to whether any particular matter is arbitrable) shall be solely and finally settled by arbitration conducted in Memphis, Tennessee, if the arbitration is initiated by Nova Factor or in the Boston, Massachusetts metropolitan area, if the arbitration is initiated by Biogen, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in force (the "Rules"). The party requesting arbitration shall serve upon the other party to the controversy, dispute or claim a written demand for arbitration stating the substance of the controversy, dispute or claim, the contention of the party requesting arbitration, and the name and address of the arbitrator appointed by it. The recipient of such demand shall within twenty (20) days after such receipt appoint an arbitrator and notify the party requesting arbitration of the identity of the arbitrator so selected, and the two arbitrators shall appoint a third, and the decision or award of any two arbitrators shall be final and binding upon the parties In the event that the two arbitrators fail to appoint a third arbitrator within twenty (20) days of the appointment of the second arbitrator, either arbitrator, or any party to the arbitration, may apply to a judge of the United States District Court for the district in which the arbitration is held for the appointment of the third arbitrator and the appointment of such arbitrator by such judge or such application shall have precisely the same force and effect as if such arbitrator had been appointed by the two arbitrators. If for any reason the third arbitrator cannot be appointed in the manner prescribed by the preceding sentence, either regularly appointed arbitrator, or either party to the arbitration, may apply to the American Arbitration Association for appointment of the third arbitrator in accordance with the Rules. If the parties upon whom the demand for arbitration has been served fail or refuse to appoint an arbitrator within twenty (20) days, the single arbitrator shall have the right to decide alone, and such arbitrator's decision or award shall be final and binding upon the parties. The decision of the arbitrator shall be in writing and shall set forth the basis therefor. The parties shall abide by all awards rendered in arbitration proceedings, and all such awards may be enforced and executed in any court having jurisdiction over the party against whom enforcement of such award is sought. The party losing the dispute which was submitted to arbitration shall pay the administrative charges, arbitrator's fees, and related expenses of arbitration, and each parties legal fees incurred in connection with any such arbitration. This agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law.


         IN WITNESS WHEREOF, the parties have executed this Addendum on the date first above written.

                                    BIOGEN, INC.

                                    By: /s/ Michael W. Bonney
                                        ----------------------------------------
                                        Michael W. Bonney
                                        Vice President - Sales and Marketing

                                    By: /s/ Darlene Romine
                                        ----------------------------------------
                                        Darlene Romine
                                        Director of National Accounts

                                    NOVA FACTOR, INC.

                                    By: /s/ David D. Stevens
                                        ----------------------------------------
                                    Title: Chairman

                                   SCHEDULE A

                              SERVICE FEE SCHEDULE


             Activity                                                  Fee
             --------                                                  ---
Shipment of Replacements Components                                     *

Shipment of replacement Product to non-Nova Factor                      *
customers or shipment of Product to Investigators

Shipment of replacement Product to Nova Factor customers                *

Shipment of Product to Access Program Participants                      *

Shipment of Alliance Kits                                               *

Services related to Reimbursement Hotline and Hotline                   *
Customers

Outcome calls to Triaged Customers                                      *

Shipment of Product to Access Program Participants who                  *
require reimbursement services














* - Confidential Treatment Requested

                                   SCHEDULE B

                                DATA AND REPORTS

                                   SCHEDULE C

                                        *










































* - Confidential Treatment Requested

                                    Exhibit 1

                                        *










































* - Confidential Treatment Requested

                                    Exhibit 2

                                        *










































* - Confidential Treatment Requested